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                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Quantum Corporation of our report dated January 27, 1999 relating to the financial statements, which appears in Meridian Data, Inc.'s 1998 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated January 27, 1999 relating to the financial statement schedules, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.

                                          /s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
San Jose, California
August 6, 1999